Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to the Registration Statement (No. 333-191645) on Form S-1 of WaferGen Bio-systems, Inc. and subsidiaries (collectively, the “Company”) of our report dated March 22, 2013 relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 22, 2013 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ SingerLewak LLP

San Jose, California
February 12, 2014